Exhibit (e)(2)

EXHIBIT A

Funds:

Innovator IBD 50® ETF

Innovator IBD® ETF Leaders ETF

Innovator S&P 500 Buffer ETF – July

Innovator S&P 500 Power Buffer ETF – July

Innovator S&P 500 Ultra Buffer ETF – July

Innovator Loup Frontier Tech ETF